Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:
Evan Collins
McAfee.com
(408) 992-8282

McAfee.com Advises Stockholders to Take No Action At This Time In Response to Network Associates’ Proposed Exchange Offer

SUNNYVALE, California, July 2, 2002 – McAfee.com Corporation (Nasdaq: MCAF) today announced that Networks Associates, Inc. (NYSE: NET) plans to commence an exchange offer to acquire all of the outstanding publicly held shares of the Class A common stock of McAfee.com. In a statement released yesterday, Network Associates stated that it intends to offer McAfee.com Class A common stockholders 0.78 of a share of Network Associates common stock in exchange for each outstanding share of McAfee.com Class A common stock. Network Associates stated that it intends to file its offering materials with the Securities and Exchange Commission on or about July 2, 2002.

McAfee.com stated that, although the special committee of its board of directors previously recommended that McAfee.com stockholders accept the Network Associates offer, which was subsequently withdrawn, the special committee will reassess the proposed Network Associates offer, once the exchange offer materials are filed with the Securities and Exchange Commission, in view of the current and prospective business outlook for McAfee.com and Network Associates. Accordingly, McAfee.com stockholders are urged to take no action at this time and await the recommendation of the special committee and the board of directors of McAfee.com. The special committee and the board of directors of McAfee.com will make their recommendation with respect to the Network Associates offer no later than 10 business days from the date that Network Associates commences the offer.

Notice for McAfee.com Stockholders and Interested Parties

McAfee.com stockholders and other interested parties are urged to read McAfee.com’s Solicitation/Recommendation Statement on Schedule 14D-9 when it becomes available because it will contain important information. Stockholders of McAfee.com and other interested parties may obtain, free of charge, copies of McAfee.com’s Schedule 14D-9 and other documents filed by McAfee.com with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov. Each of these documents may also be obtained, free of charge, by contacting McAfee.com’s Investor Relations, 535 Oakmead Parkway, Sunnyvale, CA 94085, (408) 992-8100 or by logging on at www.mcafee.com.

About McAfee.com

McAfee.com Corporation is a world-leading provider of managed Web security, optimization and maintenance services. Using a patented system and process of delivering software through an Internet browser, McAfee.com has redefined how software is developed, delivered and experienced by PC users at home and at work, virtually eliminating the need to install, configure and manage the technology on a local PC or network. McAfee.com hosts software application services on its vast technology infrastructure and provides these services to users online through its Web site www.mcafee.com. McAfee.com has signed up more than 1.5 million paid active subscribers, making it one of the largest paid subscription sites on the Internet. The company estimates that 30% of its subscriber base is international.

For more information, contact McAfee.com at 408-992-8100 or visit http://www.mcafee.com.

NOTE: McAfee is a registered trademark of Networks Associates, Inc. and/or its affiliates in the U.S. and/or other countries. All other registered and unregistered trademarks in this document are the sole property of their respective owners.